NEWS RELEASE

BIOFUEL ENERGY MOVES TO PRESERVE NET OPERATING LOSS CARRYFORWARDS BY ADOPTING SHAREHOLDER RIGHTS PLAN

DENVER, COLORADO – MARCH 27, 2014 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) (the “Company”) announced today that its board of directors (the “Board”) has adopted a shareholder rights plan (the “NOL Plan”) in the form of a Section 382 Rights Agreement designed to preserve its net operating loss tax assets (“NOLs”).

As of December 31, 2013, the Company reported federal NOL carryforwards of approximately $178.2 million that could be used in certain circumstances to offset the Company’s future U.S. federal taxable income or otherwise payable taxes and therefore reduce its federal and state income tax liabilities. The Company’s rights plan is similar to plans adopted by numerous other public companies with significant tax assets.

The Company’s ability to utilize its tax attributes during future periods will depend in part on whether the Company undergoes an “ownership change” as defined in Section 382 the Internal Revenue Code. For this purpose, an ownership change generally occurs if the Company’s “five-percent shareholders” have collectively increased their ownership in the Company’s common stock by more than 50 percentage points over their lowest percentage ownership at any time over a rolling three-year period. The NOL Plan is intended to reduce the likelihood of an unintended ownership change occurring through the purchase of the Company’s common stock.

In connection with the NOL Plan, on March 27, 2014, the Board declared a dividend of one preferred-share-purchase-right for each share of the Company’s common stock outstanding as of April 7, 2014. Effective today, if any person or group acquires 4.99% or more of the outstanding shares of the Company’s common stock, or if a person or group that already owns 4.99% or more of the Company’s common stock acquires additional shares representing 0.5% or more of the outstanding shares of the Company’s common stock, then, subject to certain exceptions, there would be a triggering event under the NOL Plan. The rights would then separate from the Company’s common stock and would be adjusted to become exercisable, at an initial exercise price of $13.50, to purchase the number of 1/1000ths of a share of a new series of the Company’s preferred stock equivalent to the number of shares of common stock of the Company having, at the time of the applicable triggering transaction, a market value equal to twice the exercise price. The rights beneficially owned by an acquiring person or group would become null and void, resulting in significant dilution in the ownership interest of such acquiring person or group.

Concurrent with the adoption of the NOL Plan, BioFuel Energy, LLC (“LLC”) amended its limited liability company agreement (the “Amendment”). The Amendment is intended to protect the holders of membership interests in the LLC (other than the Company) (the “LLC Unitholders”), whose interests are exchangeable on a one-for-one basis for shares of the Company’s common stock, from dilution if there is a triggering event (so long as such LLC Unitholder is not the acquiring person or group).

The Board, or an independent committee of the Board, has the discretion to exempt any acquisition of the Company’s common stock from the provisions of the NOL Plan if it determines that doing so would not jeopardize or endanger the Company’s use of its tax assets. The Board also has the ability to terminate the NOL Plan prior to a triggering event if it determines that doing so would be in the best interests of the Company’s shareholders.

The Company expects to seek shareholder approval of the NOL Plan at its 2014 Annual Meeting. The rights issued under the NOL Plan will expire on March 26, 2015 if not approved by the Company’s shareholders prior to that date or on March 27, 2017, if the NOL Plan is so approved. The rights may also expire on an earlier date if certain events occur, as described more fully in the Section 382 Rights Agreement that the Company will file with the Securities and Exchange Commission.

Cravath, Swaine & Moore LLP is acting as the Company’s legal counsel.

Additional information regarding the Section 382 Rights Agreement will be contained in a Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission. In addition, the Company’s shareholders of record as of April 7, 2014 will be sent a summary of the rights.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

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Contact:	Kelly G. Maguire	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 640-6500
kmaguire@bfenergy.com